Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The following unaudited condensed pro forma consolidated financial statements and related notes present the historical condensed consolidated balance sheet and statements of earnings of Walgreen Co. (“Walgreens” or the “Company”) adjusted to reflect (i) the completion of the reorganization of Walgreens into a holding company structure (the “Reorganization”), pursuant to a merger (the “Reorg Merger”) in which a newly formed Illinois corporation and wholly owned subsidiary of Walgreens Boots Alliance, Inc., a Delaware corporation (“Walgreens Boots Alliance”) (which in turn, prior to the Reorganization will be a wholly owned subsidiary of the Company), will merge with and into the Company and the Company will survive the Reorg Merger as a wholly owned subsidiary of Walgreens Boots Alliance, (ii) the anticipated acquisition of the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH (“Alliance Boots”) that the Company does not currently own, in exchange for £3.133 billion in cash and 144.3 million shares of Walgreens Boots Alliance, Inc. common stock (“the Second Step Transaction”) and (iii) certain related financing transactions (together with the Reorg Merger and the Second Step Transaction, referred to as the “Pro Forma Transaction”). The purchase consideration is subject to adjustment under certain circumstances. The pro forma adjustments related to the Pro Forma Transaction reflect the impact of the following:

•	the completion of the Reorg Merger;

•	acquisition of the remaining 55% interest in Alliance Boots through the Second Step Transaction, including the Company’s exercise of its call option to complete the Second Step Transaction (the “Call Option”). The modification and exercise of the Call Option on August 5, 2014 is not considered for these statements;

•	the elimination of the Company’s equity earnings in Alliance Boots, initial 45% equity method investment in Alliance Boots, Call Option to acquire the remaining interest in Alliance Boots and intercompany transactions;

•	the impact of the preliminary purchase price allocation to the underlying assets and liabilities acquired;

•	the impact of acquiring the remaining 27.5% effective interest in Walgreens Boots Alliance Development GmbH (“WBAD”), a 50/50 global sourcing joint venture established in 2012 by the Company and Alliance Boots, that the Company consolidates for financial reporting purposes;

•	the conversion of the Alliance Boots financial information from International Financial Reporting Standards as issued by International Accounting Standards Board (“IFRS”) to generally accepted accounting principles in the United States (“US GAAP”) and the translation of British pounds sterling to US dollars; and

•	the impact of $4 billion of anticipated debt borrowings to fund the cash portion of the Second Step Transaction and maintain working capital needs. The refinancing of the existing Alliance Boots debt is not considered for these statements.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Pro Forma Transaction as if it had occurred on May 31, 2014. The unaudited pro forma condensed consolidated statements of earnings for the nine months ended May 31, 2014 and year ended August 31, 2013 give effect to the Pro Forma Transaction as if it had occurred on September 1, 2012, the first day of the Company’s 2013 fiscal year. Because the exchange ratio in the Reorg Merger is one Walgreens Boots Alliance share for each Walgreens share, the unaudited pro forma condensed consolidated financial information presented below would be identical (but in respect of Walgreens rather than Walgreens Boots Alliance) if assuming for purposes of the data presented below the Second Step Transaction is completed but the Reorganization is not completed.

The unaudited pro forma condensed consolidated financial information included herein was derived from the Company’s historical financial statements and those of Alliance Boots and is based on certain assumptions that we believe to be reasonable, which are described in the notes. We have not completed a final valuation analysis necessary to determine the fair values of all of Alliance Boots’ assets and liabilities. As described in the footnotes to the pro forma condensed financial statements, the unaudited pro forma condensed consolidated balance sheet includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. Further, changes in certain variables between May 31, 2014, the date of the pro forma condensed balance sheet, and the actual closing date of the Pro Forma Transaction, such as (a) the Company’s stock price as of August 11, 2014 (the third trading day after the Company’s August 6, 2014 announcement and investor conference call relating to, among other things, the exercise of the Call Option for the Second Step Transaction) of $62.00; (b) the British pound sterling to US dollar exchange rate as of May 31, 2014 of $1.68 to £1.00; or (c) the composition or value of the assets and liabilities acquired may have a material impact on the unaudited pro forma condensed consolidated financial statements presented herein.

The Company’s fiscal year ends on August 31 and the Alliance Boots fiscal year ends on March 31. As the fiscal year-ends differ by more than 93 days, financial information for Alliance Boots for the nine months ended May 31, 2014 and the twelve months ended August 31, 2013 has been used in preparation of the unaudited pro forma condensed consolidated financial statements and has been presented without a lag. The Alliance Boots financial information for the twelve months ended August 31, 2013 was derived by adding the four unaudited quarters ended November 30, 2012, February 28, 2013, May 31, 2013, and August 31, 2013. The Alliance Boots financial information for the nine months ended May 31, 2014 was derived by adding the three unaudited quarters ended November 30, 2013, February 28, 2014 and May 31, 2014. Also, the income statement and balance sheet from Galenica AG (“Galenica”) and WBAD have been excluded from the Alliance Boots financial information for both periods presented.

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British pounds sterling. The unaudited pro forma condensed financial statements include adjustments to convert the financial statements of Alliance Boots from IFRS to US GAAP and to translate the British pounds sterling amounts into US dollars. Management of the Company has reclassified certain line items from the financial statements of Alliance Boots to conform to the presentation of the Company’s financial statements.

The unaudited pro forma condensed consolidated financial statements reflect adjustments to give effect to pro forma events that are directly attributable to the Pro Forma Transaction, factually supportable, and with respect to the statements of earnings, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial statements and notes thereto should be read in conjunction with (1) the Company’s audited consolidated financial statements for the year ended August 31, 2013, (2) the Company’s unaudited condensed consolidated financial statements for the nine months ended May 31, 2014, and the notes relating thereto, (3) the discussion under “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 and the discussion under “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter and nine months ended May 31, 2014 and (4) the audited consolidated financial statements of Alliance Boots for the years ended March 31, 2014, 2013 and 2012, and the notes relating thereto, contained in the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on May 15, 2014.

The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the Pro Forma Transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed consolidated statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition of the remaining 55% interest in Alliance Boots or any related one-time Pro Forma Transaction costs related to the Second Step Transaction. One-time Pro Forma Transaction related costs of $16 million for financing, legal and other professional services were incurred through May 31, 2014 and additional costs are expected in fiscal 2015. The pro forma financial statements also do not reflect the potential refinancing of any of the existing Alliance Boots debt that Walgreens Boots Alliance will assume upon completion of the Second Step Transaction and the Reorg Merger.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of May 31, 2014

(In US $ millions)

In millions	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 4)			Pro Forma Consolidated
Assets
Current Assets:
Cash and cash equivalents	$2,126	$707	$(5,263)	(4a)		$1,570
	—	—	4,000	(4i)
Accounts receivable, net	3,029	4,156	(40)	(4j)		7,145
Inventories	6,439	3,179	52	(4g)		9,668
	—	—	(2)	(4j)
Other current assets	334	759	(32)	(4g)		1,061

Total Current Assets	11,928	8,801	(1,285)			19,444

Non Current Assets:
Property and equipment, at cost, less accumulated depreciation and amortization	12,088	3,773	(329)	(4g)		15,532
Equity investment in Alliance Boots	7,035	—	(7,035)	(4d)		—
Alliance Boots call option	924	—	(924)	(4d)		—
Goodwill	2,365	—	13,929	(4h)		16,294
	—	7,812	(7,812)	(4f)
Intangible assets, net	1,232	8,491	1,563	(4g)		11,286
Other non-current assets	1,819	1,176	79	(4g)		3,074

Total Non-Current Assets	25,463	21,252	(529)			46,186

Total Assets	$37,391	$30,053	$(1,814)			$65,630

Liabilities & Equity
Current Liabilities:
Short-term borrowings	$780	$617	$—			$1,397
Trade accounts payable	4,235	5,653	—			9,888
Accrued expenses and other liabilities	3,370	1,336	(40)	(4j)		4,717
	—	—	51	(4k)
Income taxes	24	155	—			179

Total Current Liabilities	8,409	7,761	11			16,181

Non-Current Liabilities:
Long-term debt	3,747	9,277	4,000	(4i)		17,024
Deferred income taxes	1,010	1,322	247	(4g)		2,579
Other non-current liabilities	2,740	554	—			3,294

Total Non-Current Liabilities	7,497	11,153	4,247			22,897

Commitments and Contingencies
Equity:
Preferred stock	—	—	—			—
Common stock	80	—	11	(4b)		91
	—	1,814	(1,814)	(4e)
Paid-in capital	1,128	—	8,938	(4b)		6,582
	—	—	(3,484)	(4c)
	—	3,668	(3,668)	(4e)
Employee stock loan receivable	(7)	—	—			(7)
Retained earnings	22,790	—	(408)	(4d)		22,329
	—	5,512	(5,512)	(4e)
	—	—	(2)	(4j)
	—	—	(51)	(4k)
Accumulated other comprehensive income/(loss)	202	—	(71)	(4d)		131
	—	(114)	114	(4e)
Treasury stock, at cost	(2,776)	—	—			(2,776)

Total Shareholders Equity	21,417	10,880	(5,947)			26,350
Noncontrolling interests	68	259	(69)	(4g	)	202
	—	—	(56)	(4c	)

Total Equity	21,485	11,139	(6,072)			26,552

Total Liabilities & Equity	$37,391	$30,053	$(1,814)			$65,630

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the Nine Months Ended May 31, 2014

(In US $ millions, except for per share data)

In millions	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 5)		Pro Forma Consolidated
Net sales	$57,335	$28,452	$(50)	(5g)	$85,737
Cost of sales	41,093	22,377	(45)	(5g)	63,425

Gross Profit	16,242	6,075	(5)		22,312
Selling, general and administrative expenses	13,499	4,743	71	(5c)	18,294
	—	—	(16)	(5d)
	—	—	(3)	(5g)
Equity earnings in Alliance Boots	482	—	(482)	(5a)	—

Operating Income	3,225	1,332	(539)		4,018
Interest expense, net	113	337	105	(5b)	541
	—	—	(14)	(5c)
Other income	290	290	—		580

Earnings Before Income Tax Provision	3,402	1,285	(630)		4,057
Income tax provision	1,166	158	(156)	(5a)	1,163
	—	—	(14)	(5c)
	—	—	39	(5f)
	—	—	(30)	(5h)
Share of post-tax earnings from associates and joint ventures	—	19	—		19

Net Earnings	2,236	1,146	(469)		2,913
Net earnings attributable to noncontrolling interests	65	55	(63)	(5e)	57

Net earnings Attributable to Walgreen Co.	$2,171	$1,091	$(406)		$2,856

Net earnings per common share attributable to Walgreen Co.—basic	$2.28			(5i)	$2.60
Net earnings per common share attributable to Walgreen Co.—diluted	$2.25			(5i)	$2.58

Average shares outstanding	952.2		144.3		1,096.5
Dilutive effect of stock options	12.1		—		12.1

Average dilutive shares	964.3	—	144.3		1,108.6

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Walgreens Boots Alliance and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Earnings

For the Year Ended August 31, 2013

(In US $ millions, except for per share data)

In millions	Walgreen Co.	Alliance Boots GmbH (Note 3)	Effects of the Transaction (Note 5)		Pro Forma Consolidated
Net sales	$72,217	$36,448	$(25)	(5g)	$108,640
Cost of sales	51,098	28,824	(19)	(5g)	79,903

Gross Profit	21,119	7,624	(6)		28,737
Selling, general and administrative expenses	17,543	6,012	94	(5c)	23,615
	—	—	(17)	(5d)
	—	—	(16)	(5e)
	—	—	(1)	(5g)
Gain on sale of business	20	—	—		20
Equity earnings in Alliance Boots	344	—	(344)	(5a)	—

Operating Income	3,940	1,612	(410)		5,142
Interest expense, net	165	505	141	(5b)	793
			(18)	(5c)
Other income	120	120	—		240

Earnings Before Income Tax Provision	3,895	1,227	(533)		4,589
Income tax provision	1,445	(5)	(109)	(5a)	1,278
	—	—	(19)	(5c)
	—	—	8	(5f)
	—	—	(42)	(5h)
Share of post-tax earnings from associates and joint ventures	—	15	—		15

Net Earnings	2,450	1,247	(371)		3,326
Net earnings attributable to noncontrolling interests	—	67	—		67

Net earnings Attributable to Walgreen Co.	$2,450	$1,180	$(371)		$3,259

Net earnings per common share attributable to Walgreen Co.—basic	$2.59			(5i)	$2.99
Net earnings per common share attributable to Walgreen Co.—diluted	$2.56			(5i)	$2.96

Average shares outstanding	946.0		144.3		1,090.3
Dilutive effect of stock options	9.2		—		9.2

Average dilutive shares	955.2	—	144.3		1,099.5

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Amounts are presented in US $ Millions, unless otherwise stated)

Note 1: Basis of Preparation

The unaudited pro forma condensed consolidated financial statements and related notes present the historical consolidated balance sheet and statements of earnings of the Company adjusted to reflect the Company’s exercise of the Call Option to acquire the remaining 55% of the issued and outstanding share capital of Alliance Boots, in exchange for £3.133 billion in cash (approximately $5.3 billion at the May 31, 2014 spot rate of $1.68 to £1.00) and 144.3 million common shares with a value of $8.9 billion based on the August 11, 2014 (the third trading day after the Company’s August 6, 2014 announcement and investor conference call relating to, among other things, the exercise of the Call Option for the Second Step Transaction) closing price of $62.00. The unaudited pro forma condensed consolidated financial statements also present the effects of the related financing transactions—an anticipated debt offering of $4.0 billion. Further, changes in certain variables between May 31, 2014, the date of the pro forma balance sheet, and the actual closing date of the Pro Forma Transaction may have a material impact on the unaudited pro forma condensed consolidated financial statements presented herein.

Galenica

The Alliance Boots investment in Galenica, a Swiss healthcare group, is excluded from the Alliance Boots financial statements as this investment was held solely for the benefit of other Alliance Boots shareholders and was distributed to such other equity shareholders, other than the Company, in May 2013 and does not form a part of the Pro Forma Transaction.

Impact of Alliance Boots Acquisition

As part of the Pro Forma Transaction, Walgreens Boots Alliance and/or Walgreens will acquire the remaining 55% interest in Alliance Boots and increase its interest in WBAD to 100%. Currently, WBAD is a 50/50 joint venture between the Company and Alliance Boots. Because the Company owns a 50% direct interest and an additional indirect ownership interest through its 45% ownership of Alliance Boots, the financial results of WBAD are fully consolidated into the Company’s consolidated financial statements with the remaining 27.5% effective interest being recorded as noncontrolling interest. After the Pro Forma Transaction, Walgreens Boots Alliance and/or Walgreens will own the additional 27.5% effective interest in WBAD through its 100% ownership of Alliance Boots. The Alliance Boots income statement and balance sheet are presented without WBAD.

Because the Company currently consolidates WBAD, the acquisition of the additional 27.5% effective interest is accounted for as an equity transaction. The difference between the consideration allocated to the acquired noncontrolling interest compared to the previous carrying value of the noncontrolling interest is recognized as an adjustment to paid-in capital.

The assets acquired and liabilities assumed of Alliance Boots are recognized at their fair values as if the acquisition occurred on May 31, 2014. Under ASC 805 Business Combinations, the previously held 45% equity ownership interest in Alliance Boots and Call Option are remeasured at fair value and any difference between the fair value and the carrying value of the equity interest held and Call Option are recognized as a gain or loss in the statement of earnings. The one-time gain or loss resulting from the Pro Forma Transaction has not been included in the unaudited pro forma condensed statements of earnings as it will not have a continuing effect on Walgreens Boots Alliance, but will be recognized in Walgreens Boots Alliance’s financial statements on the acquisition date.

Pending Transactions

The unaudited pro forma condensed consolidated financial statements do not include any impact of Alliance Boots’ pending 12% investment in Nanjing Pharmaceutical Company Limited for $94 million (RMB560 million), the acquisition of Farmacias Ahumada S.A. in August 2014 for $630 million (£375 million) or the acquisition of the remaining 50% of the UniDrug Distribution Group in August 2014 for $111 million (£66 million). None of the transactions are considered significant to the unaudited pro forma financial statements.

Note 2: Significant Accounting Policies

The unaudited pro forma condensed consolidated financial information has been compiled using the significant accounting policies as set forth in the Company’s audited consolidated financial statements for the year ended August 31, 2013. The accounting policies of Alliance Boots are similar in most material respects to those of the Company. Access to the information of Alliance Boots has been limited to the stated rights in the Shareholders Agreement, dated August 2, 2012, by and among the Company, Alliance Boots and AB Acquisitions Holdings Limited, governing, among other things, certain rights of the shareholders of Alliance Boots. Upon completion of the acquisition, or as more information becomes available, the Company will complete a more detailed review of the Alliance Boots accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Adjustments were made to convert the financial statements of Alliance Boots from IFRS to US GAAP, as applied by the Company, and conform to the Company’s classification of certain assets and liabilities and translate the British pounds sterling amounts into US dollars, as set out further in Note 3. Apart from these adjustments, the Company is not aware of any differences that would have a material impact on the combined financial statements. For purposes of the unaudited pro forma condensed consolidated financial information, adjustments arising as part of the acquisition and financing arrangements are described in Notes 4 and 5.

Note 3: IFRS to US GAAP Adjustments and Foreign Currency Translation

The historical financial information of Alliance Boots was prepared in accordance with IFRS and prepared in British pounds sterling. The Alliance Boots financial information reflected in the pro forma financial information has been adjusted for differences between IFRS and US GAAP and translated from the British pounds sterling amounts into US dollars. In addition, certain balances were reclassified from the Alliance Boots historical financial statements so that their presentation would be consistent with the Company.

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma condensed consolidated balance sheet as of May 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using the spot rate of $1.68 to £1.00 as of May 31, 2014. The WBAD investment is excluded from the Alliance Boots financial statements as the Company consolidates the joint venture.

Unaudited Pro Forma Alliance Boots Balance Sheet presented in US GAAP as of May 31, 2014

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Assets
Current Assets:
Cash and cash equivalents	£421	£—		£421	$707
Accounts receivable, net	2,474	—		2,474	4,156
Inventories	1,892	—		1,892	3,179
Other current assets	384	68	(3a1,2)	452	759

Total Current Assets	5,171	68		5,239	8,801

Non Current Assets:
Property and equipment, at cost, less accumulated depreciation and amortization	1,900	346	(3b1,2,6)	2,246	3,773
Goodwill	4,621	29	(3b6)	4,650	7,812
Intangible assets, net	5,311	(257)	(3b1,6)	5,054	8,491
Other non-current assets	480	220	(3b3,4,5,6)	700	1,176

Total Non-Current Assets	12,312	338		12,650	21,252

Total Assets	£17,483	£406		£17,889	$30,053

Liabilities & Equity
Current Liabilities:
Short-term borrowings	£362	£5	(3c1)	£367	$617
Trade accounts payable	3,365	—		3,365	5,653
Accrued expenses and other liabilities	847	(52)	(3c2,3)	795	1,336
Income taxes	102	(10)	(3c3)	92	155

Total Current Liabilities	4,676	(57)		4,619	7,761

Non-Current Liabilities:
Long-term debt	5,417	105	(3d1,2)	5,522	9,277
Deferred income taxes	770	17	(3d4)	787	1,322
Other non-current liabilities	367	(37)	(3d3,4)	330	554

Total Non-Current Liabilities	6,554	85		6,639	11,153

Commitments and Contingencies
Equity:
Common stock	1,080	—		1,080	1,814
Paid-in capital	2,184	—		2,184	3,668
Retained earnings	2,917	364		3,281	5,512
Accumulated other comprehensive income/(loss)	34	(102)		(68)	(114)

Total Shareholders Equity	6,215	262		6,477	10,880
Noncontrolling interests	38	116	(3e1,2,3)	154	259

Total Equity	6,253	378		6,631	11,139

Total Liabilities & Equity	£17,483	£406		£17,889	$30,053

Adjustments

(a)	The adjustments to current assets consist of the following:

(1)	Reclassification of available for sale securities of £67 million from other non-current assets in IFRS, to other current assets under US GAAP.

(2)	All other adjustments increase other current assets by £1 million.

(b)	The adjustments to non-current assets consist of the following:

(1)	Reclassification of computer software assets of £254 million from intangible assets under IFRS, to property and equipment under US GAAP.

(2)	Leases of £81 million classified as operating leases under IFRS, which are classified as capital leases under US GAAP.

(3)	The AmerisourceBergen Corporation (“AmerisourceBergen”) warrants are accreted to fair market value over the period ending at the end of the exercise date under IFRS, which are recorded at fair value at each period under US GAAP resulting in a £262 million adjustment in other non-current assets.

(4)	Available for sale securities of £67 million are reclassified from other non-current assets in IFRS, to other current assets under US GAAP.

(5)	Deferred financing costs of £25 million recorded as an offset to borrowings under IFRS, whereas the amounts are recorded as non-current assets under US GAAP. Also, £17 million of deferred financing costs were amortized over a shorter life under IFRS than under US GAAP.

(6)	All other adjustments include an increase of property and equipment of £11 million, an increase of goodwill of £29 million, a decrease of intangible assets of £3 million and a decrease of other non-current assets of £17 million.

(c)	The adjustments to current liabilities consist of the following:

(1)	Recognition of £5 million in lease obligations for leases classified as operating leases under IFRS, which are classified as capital leases under US GAAP.

(2)	The customer loyalty program is accounted for as deferred revenue under IFRS and the Company accounts for it under the incremental cost under US GAAP, which reduced the deferred revenue liability by £64 million.

(3)	All other adjustments include an increase of accrued expenses and other liabilities of £12 million and a decrease of income taxes of £10 million.

(d)	The adjustments to non-current liabilities consist of the following:

(1)	Recognition of £80 million in lease obligations for leases classified as operating under IFRS, which are classified as capital under US GAAP.

(2)	Reversal of £25 million in deferred financing costs netted against related borrowings under IFRS, which are recorded as an asset under US GAAP.

(3)	Derecognition of £74 million of future dividend liability to noncontrolling interests which do not meet the definition of a liability under US GAAP.

(4)	All other adjustments include an increase in deferred income taxes of £17 million and increases of other non-current liabilities of £37 million.

(e)	The adjustments to noncontrolling interests consist of the following:

(1)	Reversal of £78 million of current and long-term dividend obligations to noncontrolling interests which do not meet the definition of a liability under US GAAP.

(2)	Noncontrolling interests increased by £32 million mainly related to purchase accounting adjustments measuring the noncontrolling interests in a partial acquisition based on the fair value of identifiable net assets acquired under IFRS compared to fair value under US GAAP.

(3)	All other adjustments increase noncontrolling interests by £6 million.

Unaudited Pro Forma Alliance Boots Statement of Earnings presented in US GAAP for the Nine Months Ended May 31, 2014

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma condensed consolidated statement of earnings for the nine months ended May 31, 2014 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using a historical average exchange rate of $1.64 to £1.00. The balances of Alliance Boots, set out below, exclude Galenica and related amounts which were excluded from the Company’s initial 2012 acquisition of 45% of the share capital of Alliance Boots (the “First Step Acquisition”). Also, WBAD equity earnings were excluded as the Company consolidates the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Net sales	£17,416	£(72)	(3a)	£17,344	$28,452
Cost of sales	13,715	(74)	(3b)	13,641	22,377

Gross Profit	3,701	2		3,703	6,075

Selling, general and administrative expenses	2,827	64	(3c)	2,891	4,743

Operating Income	874	(62)		812	1,332

Interest expense, net	217	(12)	(3d)	205	337
Other income	—	178	(3e)	178	290

Earnings Before Income Tax Provision	657	128		785	1,285

Income tax provision	91	5	(3f)	96	158
Share of post-tax earnings from associates and joint ventures	12	—		12	19

Profit for the period	578	123		701	1,146
Profit attributable to noncontrolling interests	23	11	(3g)	34	55

Profit attributable to Alliance Boots	£555	£112		£667	$1,091

Adjustments

(a)	The adjustments to net sales consist of the following:

•	Reclassification of £78 million of net sales under IFRS to a reduction of cost of sales under US GAAP related to synergy benefits.

•	All other adjustments increased revenue by £6 million.

(b)	The adjustments to cost of sales consist of the following:

•	Reclassification of £78 million of net sales under IFRS to a reduction of cost of sales under US GAAP related to synergy benefits.

•	All other adjustments increased cost of sales by £4 million.

(c)	The adjustments to selling, general and administrative (“SG&A”) expenses consist of the following:

•	Actuarial pension valuations were performed under IFRS and US GAAP for all material Alliance Boots pension plans resulting in £47 million of additional pension expense due to various differences in pension accounting standards.

•	Income related to the AmerisourceBergen warrants, is accreted to fair market value over the period ending at the end of the exercise date under IFRS, which are adjusted to fair market value each period under US GAAP. £18 million was recorded as a reduction in SG&A expenses under IFRS and reclassified to other income for US GAAP.

•	All other adjustments decreased SG&A expenses £1 million.

(d)	The adjustments to interest expense, net, consist of the following:

•	Reclassification of pension expenses of £9 million recorded in net interest costs in IFRS, which are recorded in SG&A in US GAAP.

•	Reclassification of £8 million of interest expense to noncontrolling interests related to future dividend liabilities and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments increased interest expense by £5 million.

(e)	The adjustments to other income consist of the following:

•	Income related to the AmerisourceBergen warrants of £178 million held by Alliance Boots is accreted to fair market value and recorded in SG&A under IFRS, which is adjusted to fair market value each period end and recorded in other income under US GAAP.

(f)	The adjustments to income tax provision consist of the following:

•	Derecognition of a £13 million tax benefit under IFRS related to a deferred tax asset for previously acquired goodwill amortization, which is not recognized under US GAAP.

•	All other adjustments increased the income tax provision by £18 million related to the tax impact of the pre-tax IFRS to US GAAP adjustments based on local statutory tax rates.

(g)	The adjustments to profit attributable to noncontrolling interests consist of the following:

•	Reclassification of £8 million of interest expense to noncontrolling interests related to future dividend liabilities and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments decrease the profit attributable to noncontrolling interests by £3 million related to the noncontrolling interests on the IFRS to US GAAP adjustments based on the noncontrolling interest ownership.

Unaudited Pro Forma Alliance Boots Statement of Earnings presented in US GAAP for the Twelve Months Ended August 31, 2013

The following table reflects the adjustments made to the Alliance Boots unaudited pro forma consolidated statement of earnings for the twelve months ended August 31, 2013 to convert from IFRS to US GAAP and from British pounds sterling to US dollars using a historical average exchange rate of $1.56 to £1.00. The balances of Alliance Boots exclude Galenica and related amounts which were excluded from the First Step Acquisition. Also, WBAD equity earnings were excluded as the Company consolidates the joint venture.

In millions	Alliance Boots GmbH IFRS (GBP)	IFRS to US GAAP Adjustments (GBP)		Alliance Boots GmbH US GAAP (GBP)	Alliance Boots GmbH US GAAP (USD)
Net sales	£23,211	£101	(3h)	£23,312	$36,448
Cost of sales	18,325	113	(3i)	18,438	28,824

Gross Profit	4,886	(12)		4,874	7,624

Selling, general and administrative expenses	3,760	87	(3j)	3,847	6,012

Operating Income	1,126	(99)		1,027	1,612

Interest expense, net	305	19	(3k)	324	505
Other income	—	78	(3l)	78	120

Earnings Before Income Tax Provision	821	(40)		781	1,227

Income tax provision	6	(15)	(3m)	(9)	(5)
Share of post-tax earnings from associates and joint ventures	15	(5)	(3n)	10	15

Profit for the period	830	(30)		800	1,247
Profit attributable to noncontrolling interests	41	2	(3o)	43	67

Profit attributable to Alliance Boots	£789	£(32)		£757	$1,180

Adjustments

(h)	The adjustments to net sales consist of the following:

•	Reclassification of £147 million of net sales for the Alliance Boots Russia operations partially disposed of in March 2012 that does not meet the definition of a discontinued operation under US GAAP.

•	Reclassification of £26 million of net sales under IFRS to a reduction of cost of sales under US GAAP related to synergy benefits.

•	The customer loyalty program reduced net sales by £17 million because it is accounted for as deferred revenue under IFRS and incremental cost under US GAAP.

•	All other adjustments decreased revenue by £3 million.

(i)	The adjustments to cost of sales consist of the following:

•	Reclassification of £138 million of cost of sales for the Alliance Boots Russia operations partially disposed of in March 2012 that does not meet the definition of a discontinued operation under US GAAP.

•	Reclassification of £26 million of net sales under IFRS to a reduction of cost of sales under US GAAP related to synergy benefits.

•	All other adjustments increased cost of sales by £1 million.

(j)	The adjustments to selling, general and administrative expenses consist of the following:

•	Actuarial pension valuations were performed under IFRS and US GAAP for the material Alliance Boots pension plans resulting in £73 million of additional pension expense due to various differences in pension accounting standards.

•	Reclassification of £13 million of SG&A for the Alliance Boots Russia operations partially disposed of in March 2012 that does not meet the definition of a discontinued operation under US GAAP.

•	All other adjustments increased SG&A by £1 million.

(k)	The adjustments to interest expense, net, consist of the following:

•	Reclassification of £18 million of net interest expense for the Alliance Boots Russia operations partially disposed of in March 2012 that does not meet the definition of a discontinued operation under US GAAP.

•	Derecognition of £7 million of interest expense related to future dividend liabilities and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments increased interest expense by £8 million.

(l)	The adjustments to other income consist of the following:

•	Income related to the AmerisourceBergen warrants of £78 million held by Alliance Boots which is accreted to fair market value and recorded in net sales under IFRS which is adjusted to fair market value each period end and recorded in other income under US GAAP.

(m)	The adjustments to income tax provision consist of the following:

•	Reclassification of a £12 million tax benefit under IFRS for changes in tax rates that were previously recorded in other comprehensive income, which is recorded in income tax provision under US GAAP.

•	All other adjustments increased the income tax provision by £27 million related to the tax impact of the pre-tax IFRS to US GAAP adjustments based on local statutory tax rates.

(n)	The adjustment to share of post-tax earnings from associates and joint ventures consist of the following:

•	Reversal of £6 million gain on the reacquisition of the Alliance Boots Russia operations that was partially disposed of in March 2012 that does not meet the definition of a discontinued operation under US GAAP.

•	All other adjustments increased share of post-tax earnings from associates and joint ventures by £1 million.

(o)	The adjustments to profit attributable to noncontrolling interests consist of the following:

•	Reclassification of £7 million of interest expense to noncontrolling interests related to future dividend liabilities and put option obligations recorded under IFRS, which do not meet the definition of a liability under US GAAP.

•	All other adjustments increase the profit attributable to noncontrolling interests by £5 million related to the noncontrolling interests on the IFRS to US GAAP adjustments based on the noncontrolling interest ownership.

Note 4: Unaudited Pro Forma Consolidated Balance Sheet Adjustments

Estimated purchase consideration and the fair value of the Company’s previously held equity interest and Call Option in Alliance Boots as compared to the fair value of net identifiable assets and liabilities acquired is as follows (in millions):

	Amount	Footnote
Calculation of consideration
Plus: Cash paid to shareholders of Alliance Boots	$5,263	(4a	)
Plus: Fair value of common stock issued	8,949	(4b	)

Subtotal—fair value of total consideration transferred	14,212
Less: Consideration attributed to WBAD noncontrolling interest	(3,540)	(4c	)

Subtotal—consideration	$10,672

Fair value of previously held equity interest
Plus: Fair value of 45% of equity interest and Call Option already held by the Company	$7,480	(4d	)

Recognized amounts of identifiable assets acquired and liabilities assumed
Plus: Book value of Alliance Boots’ net assets excluding WBAD equity investment	$10,880	(4e	)
Less: Historical Alliance Boots goodwill	(7,812)	(4f	)

Subtotal—net assets to be acquired	$3,068

Fair value adjustments of net assets and noncontrolling interest acquired	$1,155	(4g	)

Goodwill recognized	$13,929	(4h	)

(a)	Represents the cash portion of consideration transferred upon exercise of the Call Option (£3.133 billion) using an exchange rate of $1.68 to £1.00, which represents the spot rate on May 31, 2014.

The cash portion of consideration transferred is subject to change due to fluctuations in exchange rates, and the US dollar equivalent could differ materially from $5.3 billion set forth above. Holding all other variables constant, a 10% increase or decrease in exchange rates compared to the exchange rate of $1.68 to £1.00 would increase or decrease the total consideration by $526 million. The cash portion of the consideration transferred will be calculated on the closing date of the acquisition.

(b)	Represents the fair value of 144.3 million newly issued common shares transferred upon exercise of the Call Option. The Company stock price utilized in the calculation of the equity portion of consideration transferred was $62.00 per share on August 11, 2014 (the third trading day after the Company’s August 6, 2014 announcement and investor conference call relating to, among other things, the exercise of the Call Option for the Second Step Transaction). The issuance of common stock increased common stock and paid-in capital by $11 million and $8.9 billion, respectively.

The equity portion of consideration transferred is subject to change due to fluctuations in the Company’s and/or Walgreens Boots Alliance’s share price and could differ materially from $62.00 per share set forth above. Holding all other variables constant, a 10% increase or decrease in the Company’s share price compared to the price set forth above would increase or decrease the total consideration by $895 million. The equity portion of the consideration transferred will be calculated on the closing date of the acquisition.

(c)	The acquisition of the remaining 27.5% effective interest in WBAD was excluded from the preliminary purchase price allocation as the Company consolidates the joint venture. As a result of the Pro Forma Transaction, the Company will own 100% of WBAD through its 100% ownership of Alliance Boots. A noncontrolling interest acquired as part of a controlling interest acquisition is accounted for as an equity transaction with no gain or loss recorded in the statement of earnings under ASC 805 Business Combinations.

	Amount	Footnote
Impact of equity transaction
Consideration attributable to WBAD	$3,540	i.
Less: Carrying value of the Company’s pre-existing NCI	(56)	ii.

Impact to additional paid-in-capital	$3,484	iii.

i.	The consideration attributed to the acquisition of the remaining 27.5% effective interest of WBAD was determined based on the relative fair value of Alliance Boots and the fair value of WBAD.
ii.	The carrying value of the Company’s pre-existing noncontrolling interest in WBAD as of May 31, 2014.
iii.	The difference between the consideration transferred and the pre-existing carrying value of noncontrolling interest, is reflected as an adjustment to additional paid-in capital in the pro forma financial statements.

(d)	A step acquisition occurs when a controlling ownership interest is gained over a period of time. Under ASC 805 Business Combinations, a step acquisition in which control is obtained over a business is accounted for as a business combination. The accounting guidance also requires that previously held equity interests be remeasured at fair value and any difference between the fair value and the carrying value of the previously held equity interest be recognized as a gain or loss on the statement of earnings. The modification and exercise of the Call Option on August 5, 2014 is not considered for these statements.

	Amount	Footnote
Effect of Transaction on pro forma consolidated balance sheet
Implied fair value of 45% of equity interest held by the Company	$7,480	i.

Carrying value of Company’s equity investment in Alliance Boots	7,035	ii.
Carrying value of Company’s CTA in Alliance Boots in AOCI	(219)	ii.
Carrying value of Company’s share in Alliance Boots AOCI in AOCI	148	ii.
Net carrying value of the Company’s equity investment in Alliance Boots	6,964
Gain (loss) on 45% equity interest already held by the Company	$516

Fair value of Call Option held by the Company	$—	i.
Carrying value of Company’s Call Option in Alliance Boots	924	ii.
Gain (loss) on Call Option over 55% Alliance Boots’ equity held by the Company	$(924)

Total adjustment reflected on the pro forma consolidated balance sheet	$(408)	iii.

i.	The fair value of the previously held equity investment in Alliance Boots was determined using the Income Approach methodology. The fair value of the call option over the 55% of the Alliance Boots’ equity was determined using the Intrinsic Value approach.
ii.	Carrying values from the Company’s historical consolidated balance sheet at May 31, 2014. Cumulative translation adjustments (“CTA”) of $219 million and the Company’s share of Alliance Boots’ accumulated other comprehensive income of $148 million as of May 31, 2014 were netted against the carrying value of the equity investment in Alliance Boots.

iii.	The resulting loss on remeasurement to fair value of the previously held equity investment and Call Option in Alliance Boots was $408 million, which is reflected in the unaudited pro forma condensed consolidated balance sheet in retained earnings. The loss is excluded from the unaudited pro forma condensed consolidated statements of earnings as it is nonrecurring in nature.

(e)	Alliance Boots historical stockholders’ equity of $1.8 billion of common stock, $3.7 billion of paid-in capital, $5.5 billion of retained earnings and $114 million of accumulated other comprehensive (loss) (“AOCI”) has been eliminated in the unaudited pro forma condensed consolidated balance sheet in accordance with acquisition accounting.
(f)	Prior to the transaction, Alliance Boots’ historical balance sheet included $7.8 billion of goodwill that was eliminated from the pro forma condensed consolidated balance sheet and excluded from the net assets acquired because goodwill for the Alliance Boots acquisition will be determined in purchase accounting.
(g)	The Company has accounted for the acquired net assets of Alliance Boots using a preliminary purchase price allocation based on the respective fair value of the assets and liabilities acquired. Refer to the table below for a breakdown of fair value adjustments of net assets acquired (in millions):

	Amount	Footnote
Net assets
Inventories	$52
Other current assets	(32)	i.
Property and equipment	(329)	ii.
Intangible assets, net definite lived	1,402	iii.
Intangible assets, net indefinite lived	161	iii.
Investments in associates and joint ventures	152	iv.
Debt issuance costs	(73)	v.
Deferred taxes	(247)	vi.
Noncontrolling interest	69	vii.

Fair value adjustments of net assets and noncontrolling interest acquired	$1,155	viii.

i.	The other current assets contain $32 million of Walgreens stock which will be distributed to certain Alliance Boots employees through a long-term incentive plan.
ii.	The property and equipment expected decrease in annual depreciation is $18 million.
iii.	The preliminary valuation of acquired intangible assets is comprised of definite lived intangible assets of $2.8 billion and indefinite lived intangible assets of $7.3 billion, which has a fair value adjustment of $1.6 billion. The indefinite lived intangible assets are primarily related to certain trade names and pharmacy licenses. The definite lived intangible assets primarily relate to customer relationships. The preliminary annual amortization is expected to be $112 million of the amortizable intangible assets.
iv.	The preliminary valuation of investments in associates and joint ventures was determined using the market valuation approach. WBAD was excluded from the Alliance Boots investments in associates and joint ventures.
v.	The preliminary fair value of long-term debt was determined using book value. The refinancing of the Alliance Boots debt is not considered for these statements. Debt issuance costs have no fair value and are eliminated in purchase accounting.
vi.	Deferred income taxes were adjusted to account for the fair value adjustments associated with the Pro Forma Transaction. The analysis of the deferred income taxes was performed using the Alliance Boots’ combined blended local statutory rate of the location of the long-lived assets of 20.0%.
vii.	The noncontrolling interest of $69 million relates to the Alliance Boots’ Management equity plan which will be settled before the acquisition, so it has no value.
viii.	The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser assisted in performing the preliminary valuation of these assets and the purchase price allocation will be adjusted upon the final valuation. The final purchase price allocation may result in a material change in the fair value of the net assets acquired and consequently in the value of residual goodwill.

(h)	The Pro Forma Transaction will be accounted for under the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Goodwill is calculated as the aggregate fair value of (1) the consideration expected to be transferred and (2) the previously held equity investment, less the fair values assigned to the acquired identifiable tangible and intangible assets and the assumed liabilities. As a result, the unaudited pro forma condensed consolidated balance sheet is adjusted to reflect $13.9 billion of goodwill attributable to the Pro Forma Transaction.
(i)	Reflects the $4 billion proceeds (net of $25 million in transaction costs) from the anticipated sale of $4 billion Senior Notes due over various periods with an average fixed rate of 3.5% to fund the cash portion of the Second Step Transaction and maintain working capital needs. The transaction costs will be amortized to interest expense using the effective interest rate method.
(j)	These adjustments are recorded to eliminate intercompany transactions between both the Company and Alliance Boots and transactions between WBAD and Alliance Boots.
(k)	The expected future Pro Forma Transaction costs of $51 million for legal and other professional services are recorded as an accrued liability, but since the expected expenses are nonrecurring, no expense was recorded. The accrual does not contemplate financing costs related to a potential refinancing of Alliance Boots debt.

Note 5: Adjustments to the Unaudited Pro Forma Consolidated Statement of Earnings for the Nine Months Ended May 31, 2014 and the Year Ended August 31, 2013

(a)	Reflects the elimination of equity income from Alliance Boots of $482 million and $344 million for the nine months ended May 31, 2014 and the year ended August 31, 2013, respectively, and the elimination of the US GAAP deferred tax expense associated with the Company’s equity income of Alliance Boots of $156 million and $109 million for the nine months ended May 31, 2014 and the year ended August 31, 2013, respectively.

(b)	To record the increase in interest expense of $105 million and $141 million for the nine months ended May 31, 2014 and the year ended August 31, 2013, respectively, associated with the anticipated debt financing described in Footnote 4i above. Interest expense was estimated for the periods using an effective interest rate of 3.5%. A 1/8% increase or decrease in the interest rate would impact the unaudited pro forma consolidated statement of earnings by $4 million for the nine months ended May 31, 2014 and $5 million for the year ended August 31, 2013.

(c)	The following table details the impact of the fair value adjustments on the unaudited pro forma condensed consolidated statement of earnings for the nine months ended May 31, 2014 and year ended August 31, 2013:

	Current Book Value	Preliminary Appraised Value	Adjustment	Translated Adjustment	Estimated remaining useful life (years)	Incremental amortization expense(i)
						Nine Months ended May 31, 2014	Year ended August 31, 2013
Inventories	£1,892	£1,923	31	$52	< 1 yr	$—	$52
Property and equipment	2,246	2,050	(196)	(329)	various	(13)	(18)
Intangible assets, net definite lived	790	1,624	834	1,402	various	84	112
Intangible assets, net indefinite lived	4,264	4,360	96	161	indefinite	—	—
Other non-current assets	43	—	(43)	(73)	4 yr	(14)	(18)

	£9,235	£9,957	£722	$1,213		$57	$128

(i)	The inventory step-up is expensed as the acquired inventory is sold. As this will not have a continuing effect beyond one year, the amount has been excluded from the pro forma statement of earnings. The incremental amortization expense on property and equipment and definite lived intangible assets was calculated using the straight-line method over the estimated remaining useful life.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. An independent third-party appraiser assisted in performing the preliminary valuation of these assets and the purchase price allocation will be adjusted upon a final valuation. Any change in fair value adjustments, specifically any reallocation between definite and indefinite lived intangible assets, may result in a material change in the amortization shown above and, accordingly, in Walgreens Boots Alliance’s goodwill and future earnings.

(d)	Represents the expenses directly attributable to the Pro Forma Transaction included in the historical statement of earnings for the nine months ended May 31, 2014 and for the year ended August 31, 2013 of both the Company and Alliance Boots. Adjustments of $16 million and $17 million were made for the nine months ended May 31, 2014 and the year ended August 31, 2013, respectively, as these costs are nonrecurring in nature.

(e)	The net earnings attributable to noncontrolling interests of $63 million and $16 million for the nine months ended May 31, 2014 and the year ended August 31, 2013, respectively, have been eliminated as WBAD will be 100% owned by Walgreens Boots Alliance/Walgreens as a result of the Pro Forma Transaction.

(f)	The incremental tax expense of $39 million and $8 million for the nine months ended May 31, 2014 and the year ended August 31, 2013, respectively, is for additional current US taxation of Alliance Boots and WBAD earnings, assuming Alliance Boots was 100% owned by Walgreens Boots Alliance/Walgreens.

(g)	These adjustments are recorded to eliminate intercompany transactions between both the Company and Alliance Boots and transactions between WBAD and Alliance Boots.

(h)	The income tax benefit reflects the tax impact of adjustments to the unaudited pro forma consolidated statements of earnings which were tax effected at the statutory rate by legal entity applied by the Company.

(i)	Pro forma earnings per share for the nine months ended May 31, 2014 and the year ended August 31, 2013 have been recalculated to show the impact of the Pro Forma Transaction on a basic and diluted outstanding share basis, assuming shares issued in connection with the Pro Forma Transaction were outstanding at the beginning of both periods presented.

The following table presents pro forma earnings per share for the nine-month period ended May 31, 2014:

	Walgreen Co. (Reported)	Recalculated EPS with Additional Shares(1)	Alliance Boots Earnings and Effects of Transaction	Pro Forma Consolidated
Net Earnings Attributable to Walgreen Co.	$2,171	$2,171	$685	$2,856
Net Earnings Attributable to Walgreen Co. per Common Share—basic	$2.28	$1.98	$0.62	$2.60
Net Earnings Attributable to Walgreen Co. per Common Share—diluted	$2.25	$1.96	$0.62	$2.58

Basic shares	952.2	1,096.5	1,096.5	1,096.5
Diluted shares	964.3	1,108.6	1,108.6	1,108.6

The following table presents pro forma earnings per share for the twelve month period ended August 31, 2013:

	Walgreen Co. (Reported)	Recalculated EPS with Additional Shares(1)	Alliance Boots Earnings and Effects of Transaction	Pro Forma Consolidated
Net Earnings Attributable to Walgreen Co.	$2,450	$2,450	$809	$3,259
Net Earnings Attributable to Walgreen Co. per Common Share—basic	$2.59	$2.25	$0.74	$2.99
Net Earnings Attributable to Walgreen Co. per Common Share—diluted	$2.56	$2.23	$0.74	$2.96

Basic shares	946.0	1,090.3	1,090.3	1,090.3
Diluted shares	955.2	1,099.5	1,099.5	1,099.5

(1)	Reported earnings per share is adjusted to reflect the 144.3 million shares issued in conjunction with the Pro Forma Transactions.